Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Autobytel Inc. of our report dated February 20, 2014, with respect to the consolidated financial statements and schedule of Autobytel Inc. which report appears in the Annual Report (Form 10-K/A) of Autobytel Inc. for the year ended December 31, 2013 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the reversal of the valuation allowance recorded for deferred tax assets totaling $37.5 million as of December 31, 2013).

/s/ Moss Adams LLP

Los Angeles, California
July 9, 2014